Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-254715) on Form S-8 of our reports dated March 1, 2023, with respect to the consolidated financial statements of Vizio Holding Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
March 1, 2023